Exhibit 99

4832 Grand Avenue
Duluth, MN 55807 USA
Phone: (218) 628-2217
Fax: (218) 628-3245
Email: info@ikonics.com
Website: www.ikonics.com

News Contact:	Bill Ulland	For Immediate Release
	Chairman, President & CEO	February 18, 2016
(218) 628-2217

IKONICS REPORTS FOURTH QUARTER AND 2015 RESULTS

DULUTH, MN - IKONICS Corporation (NASDAQ:IKNX), a Duluth-based imaging technology company, reported  record sales of $4,768,000 for the fourth quarter of 2015 on strong sales from Advanced Material Solutions (AMS), IKONICS’ aerospace and electronics division. The Company reported earnings of $0.11 per diluted share for the quarter compared to $0.05 per diluted share for the fourth quarter of 2014.  AMS sales increased by 159% to $234,000 for the quarter and 92% for the year compared to 2014.

As a whole, the Company posted net income of $135,000, or $0.07 per diluted share, for the year compared to $0.32 per diluted share for 2014. Overall sales declined by 5% to $17,562,000, primarily due to a large IKONICS Imaging stocking order in 2014 not repeating, as well as a change in glass suppliers for IKONICS Imaging. The strong dollar also adversely affected Export sales.

“We believe the stocking order was a onetime occurrence,” said Bill Ulland, IKONICS CEO. “IKONICS Imaging sales rebounded in the fourth quarter, up 13%, or $138,000, over the prior year’s fourth quarter. However, the strong dollar will be an ongoing challenge for Export sales.”

Ulland noted that the Company’s long term strategy of developing new businesses and new markets based on its core technologies is beginning to pay off through increased diversification and new sources of revenue.  “As our traditional businesses mature, and sometimes meet headwinds, our new businesses, DTX and AMS, are stepping up. DTX was profitable in 2015 and AMS, although yet to be profitable, is growing rapidly. I am confident that the AMS growth trend will continue because the production schedule of the aircraft using our technology is well publicized and many of these planes are pre-sold. We know how many planes are likely to use our technology and we are continually adding new customers.”  The 27,000 square foot expansion of the AMS facility is underway with completion scheduled for March of this year.

“I also am confident that our traditional businesses will thrive and continue to deliver profits to IKONICS”, he added.

This press release contains forward-looking statements regarding sales, gross profits, net earnings, balance sheet position, new products, new business initiatives and facilities expansion that involve risks and uncertainties. The Company’s actual results could differ materially as a result of domestic and global economic conditions, downturns in the aerospace or automotive industries, unexpected production delays by customers using the Company’s products, competitive market conditions, changes in consumer preferences, inability to commercialize technologies the Company is developing on the anticipated timeline or at all, acceptance of new products the Company offers, introduction of new products or technologies by competitors, unexpected capital expenditure requirements, delays in completing planned expansions, the ability to control operating costs without impacting growth as well as the factors described in the Company’s Forms 10-K, and 10-Q, and other reports on file with the SEC.

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NASDAQ Listed: IKNX

IKONICS Corporation

CONDENSED STATEMENTS OF INCOME

For the Three and Twelve Months Ended December 31, 2015 and 2014

	Three Months Ended		Twelve Months Ended
	12/31/15	12/31/14	12/31/15	12/31/14
Net Sales	$4,767,899	$4,622,500	$17,562,066	$18,489,837

Cost of goods sold	2,981,392	3,017,261	11,417,474	11,786,608

Gross profit	1,786,507	1,605,239	6,144,592	6,703,229

Operating expenses	1,478,993	1,476,585	5,923,774	5,789,763

Income from operations	307,514	128,654	220,818	913,466

Other	158	1,691	4,189	5,304

Income before income taxes	307,672	130,345	225,007	918,770

Income tax expense	88,198	23,893	90,000	270,000

Net Income	$219,474	$106,452	$135,007	$648,770

Earnings per common share-diluted	$0.11	$0.05	$0.07	$0.32

Average shares outstanding-diluted	2,018,490	2,018,802	2,018,591	2,018,334

Condensed Balance Sheets

As of December 31, 2015 and December 31, 2014

	12/31/2015	12/31/2014

Assets
Current assets	$6,916,891	$8,857,243
Property, plant and equipment, net	7,957,330	5,416,848
Intangible assets, net	336,096	353,871
	$15,210,317	$14,627,962
Liabilities and Stockholders’ Equity
Current liabilities	$1,135,102	$744,497
Deferred income taxes	580,000	545,000
Long term debt	—	—
Stockholders’ equity	13,495,215	13,338,465
	$15,210,317	$14,627,962

CONDENSED STATEMENTS OF CASH FLOWS

For the Twelve Months Ended December 31, 2015 and 2014

	12/31/2015	12/31/2014
Net cash provided by operating activities	$1,466,061	$916,748

Net cash used in investing activities	(1,153,809)	(730,821)

Net cash provided by financing activities	—	45,987

Net increase in cash and cash equivalents	312,252	231,914

Cash and cash equivalents at beginning of period	1,936,214	1,704,300

Cash and cash equivalents at end of period	$2,248,466	$1,936,214